Exhibit 99.1

Sesen Bio Receives Complete Response Letter from FDA for Vicineum™ (oportuzumab monatox-qqrs)

Company to host conference call on Monday, August 16 at 8:00 a.m. ET

CAMBRIDGE, Mass., August 13, 2021 – Sesen Bio (Nasdaq: SESN), a late-stage clinical company developing targeted fusion protein therapeutics for the treatment of patients with cancer, today announced that it received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) regarding its Biologics License Application (BLA) for Vicineum™ (oportuzumab monatox-qqrs) for the treatment of BCG-unresponsive non-muscle invasive bladder cancer (NMIBC).

The FDA has determined that it cannot approve the BLA for Vicineum in its present form and has provided recommendations specific to additional clinical/statistical data and analyses in addition to Chemistry, Manufacturing and Controls (CMC) issues pertaining to a recent pre-approval inspection and product quality.

“We are deeply disappointed by this unexpected result, and it is an unfortunate day for patients suffering from BCG-unresponsive NMIBC,” said Dr. Thomas Cannell, president, and chief executive officer of Sesen Bio. “We remain dedicated to our mission to save and improve the lives of patients by bringing new treatment options to patients, and we intend to work closely with the FDA to understand next steps.”

The Company plans to request a Type A meeting as soon as possible with the FDA to discuss the next steps that are needed before the application may be approved.

As of June 30, 2021, the Company had $151.1 million in cash, cash equivalents and restricted cash.

Conference Call and Webcast Information

Members of the Sesen Bio management team will host a conference call Monday, August 16, 2021, at 8:00 AM ET. To participate in the conference call, please dial (844) 831-3025 (domestic) or (315) 625-6887 (international) and refer to conference ID 2772032. The teleconference details can be accessed in the Investor Relations section of the Company's website at www.sesenbio.com. A replay of the teleconference will be available in the investor section of the Company’s website at www.sesenbio.com for 60 days following the call.

About Vicineum™

Vicineum, a locally administered fusion protein, is Sesen Bio’s lead product candidate being developed for the treatment of BCG-unresponsive non-muscle invasive bladder cancer (NMIBC). Vicineum is comprised of a recombinant fusion protein that targets epithelial cell adhesion molecule (EpCAM) antigens on the surface of tumor cells to deliver a potent protein payload, Pseudomonas Exotoxin A. Vicineum is constructed with a stable, genetically engineered peptide tether to ensure the payload remains attached to the antibody binding fragment until it is internalized by the cancer cell. This fusion protein design is believed to decrease the risk of toxicity to healthy tissues, thereby improving its safety. In prior clinical trials conducted by Sesen Bio, EpCAM has been shown to be overexpressed in NMIBC cells with minimal to no EpCAM expression observed on normal bladder cells. Sesen Bio is currently in the follow-up stage of a Phase 3 registration trial in the US for the treatment of BCG-unresponsive NMIBC. In February 2021, the FDA accepted the Company’s BLA file for Vicineum for the treatment of BCG-unresponsive NMIBC and granted the application Priority Review with a target PDUFA date of August 18, 2021. On August 13, 2021, the Company received a Complete Response Letter (CRL) from the FDA regarding its BLA for Vicineum. Additionally, Sesen Bio believes that cancer cell-killing properties of Vicineum promote an anti-tumor immune response that may potentially combine well with immuno-oncology drugs, such as checkpoint inhibitors. For this reason, the activity of Vicineum in BCG-unresponsive NMIBC is also being explored at the US National Cancer Institute in combination with AstraZeneca’s immune checkpoint inhibitor durvalumab.

About Sesen Bio

Sesen Bio, Inc. is a late-stage clinical company advancing targeted fusion protein therapeutics for the treatment of patients with cancer. The Company’s lead program, Vicineum™, also known as oportuzumab monatox, is currently in the follow-up stage of a Phase 3 registration trial for the treatment of BCG-unresponsive non-muscle invasive bladder cancer (NMIBC). In February 2021, the FDA accepted the Company’s BLA file for Vicineum for the treatment of BCG-unresponsive NMIBC and granted the application Priority Review with a target PDUFA date of August 18, 2021. On August 13, 2021, the Company received a Complete Response Letter (CRL) from the FDA regarding its BLA for Vicineum. Sesen Bio retains worldwide rights to Vicineum with the exception of Greater China, the Middle East and North Africa (MENA) and Turkey, for which the Company has partnered with Qilu Pharmaceutical, Hikma Pharmaceuticals and Eczacibasi Pharmaceuticals Marketing (EIP), respectively, for commercialization. Vicineum is a locally administered targeted fusion protein composed of an anti-EpCAM antibody fragment tethered to a truncated form of Pseudomonas Exotoxin A, which is being developed for the treatment of BCG-unresponsive NMIBC. For more information, please visit the Company’s website at www.sesenbio.com.

COVID-19 Pandemic Potential Impact

Sesen Bio continues to monitor the rapidly evolving environment regarding the potential impact of the COVID-19 pandemic on the Company. The Company has not yet experienced any disruptions to our operations as a result of COVID-19, however, we are not able to quantify or predict with certainty the overall scope of potential impacts to our business, including, but not limited to, our ability to raise capital and, if approved, commercialize Vicineum. Sesen Bio remains committed to the health and safety of patients, caregivers and employees.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, the Company’s strategy, future operations, and other statements containing the words “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “predict,” “target,” “potential,” “will,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. For example, statements regarding the Company’s expectations regarding potential FDA approval of Vicineum for the treatment of BCG-unresponsive NMIBC, the Company’s ability to bring new treatment options to patients with cancer, the Company’s intentions to work closely with the FDA to understand next steps for its BLA for Vicineum for the treatment of BCG-unresponsive NMIBC, the Company’s plans to request a Type A meeting with the FDA to discuss next steps for Vicineum for the treatment of BCG-unresponsive NMIBC, the impact of COVID-19 on the Company, including its ability to raise capital, and, if approved, its ability to commercialize Vicineum for the treatment of BCG-unresponsive NMIBC. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the risk that clinical trials of Vicineum for the treatment of BCG-unresponsive NMIBC may fail to demonstrate safety and efficacy to the satisfaction of the FDA or otherwise produce favorable results, the risk that the FDA may not approve the BLA for Vicineum, the risk that Vicineum for the treatment of BCG-unresponsive NMIBC may cause undesirable side effects, serious adverse events or have other properties that could delay or halt clinical trials, delay or prevent its regulatory approval by the FDA, limit the commercial profile of its labeling, if approved, or result in significant negative consequences following any marketing approval, and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

Contacts

Investor Relations:

Erin Clark, Vice President, Corporate Strategy & Investor Relations
ir@sesenbio.com

Media:

Lindsay Rocco, Elixir Health PR

lrocco@elixirhealthpr.com